As filed with the Securities and Exchange Commission on November 7, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Date of report (date of earliest event reported):   November 1, 2005

ENERGY EXPLORATION TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta	0–24027	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 700 Phoenix Place, 840–7th Avenue, S.W., Calgary, Alberta, Canada T2P 3G2
(Address of principal executive offices) (Zip Code)

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

On November 1, 2005, Energy Exploration Technologies Inc. (the “Company”) closed on the sale of Special Note Certificates (the “Notes”) in the face amount of USD $1,421,667. The Notes were sold to three (3) private investors, including one of the Company’s consultant’s, Charles Shelby. The total amount received by the Company was $1,498,169. The company will pay commissions totalling $24,000 in connection with the amounts raised as of today.

The Special Notes allow the holders to acquire a convertible secured debenture (the “Convertible Debentures”) in the principal amount of the Special Notes held by each holder during the period that commenced on the date of the purchase of the Special Note and ending on the earlier of (i) five (5) business days after the day upon the Company’s receipt from the applicable Canadian Provincial securities commissions for a final prospectus to be filed by the Company with respect to the distribution of the Convertible Debentures issuable upon exercise of the Special Notes and (ii) four (4) months and one (1) day from the closing date of the Special Notes.

The Convertible Debentures are convertible into shares of the Company’s common stock by diving the principal amount of the Convertible Debentures by the lesser of (a) $0.70 or (b) 85% of the lowest price of any common shares or common stock equivalents issued by the Company during the term of the Convertible Debentures in connection with a public or private offering, but excluding warrants or options issued to officers, agents, independent contractors or consultants retained by the Company. The Convertible Debentures have a term of 18 months from the date of issuance, and accrues interest at the rate of 10% per annum. Accrued interest is payable annually in arrears. The Company may elect to pay accrued interest in either cash or in common shares. If paid in Common Shares, the issue price per Common Share is equal to the weighted average market price per Common Share for the 10 days preceding the date when the interest is payable. In the event that any Convertible Debenture is not redeemed or converted in full within six (6) months from closing, the Company is obligated to pay to the holder of such Convertible Debenture 1/12 of the principal amount thereof plus accrued but unpaid interest thereon monthly in arrears starting in the seventh (7th) month from closing. This amount may be paid in cash or in common shares, and, if paid in common shares, the issue price shall be equal to 85% of the average closing bid price of the Company’s common shares for the 10 trading days preceding the applicable payment date.

As of November 1, 2005, the Special Notes, if converted, would result in the Company issuing an additional 2,140,242 common shares, which would represent 10.03% of the Company’s current total issued and outstanding common share amount of 21,224,770.

The Company is authorized to sell up to $2,000,000 worth of Special Notes and at present is still offering the remaining $578,333 of Notes. If the remaining Notes are sold by the Company, such Notes, along with the Notes referenced above, could be converted into a total amount of 2,857,143 common shares.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Calgary, Alberta, Canada, this 7th day of November 2005.

ENERGY EXPLORATION TECHNOLOGIES INC.

By: /s/ George Liszicasz

Name:

George Liszicasz

Title

Chief Executive Officer

(principal executive officer)